EXHIBIT 99.1

PRESS RELEASE

NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	July 25, 2005

CONTACT:	David B. Ramaker President & Chief Executive Officer Chemical Financial Corporation 989/839-5269

Lori A. Gwizdala Executive Vice President & Chief Financial Officer Chemical Financial Corporation 989/839-5358

CHEMICAL FINANCIAL CORPORATION
ANNOUNCES
SECOND QUARTER 2005 OPERATING RESULTS

          Midland, Michigan - Chemical Financial Corporation's Board of Directors today announced 2005 second quarter net income of $13.22 million, or $0.53 per diluted share, down $0.65 million, or $0.02 per diluted share, as compared with net income of $13.87 million, or $0.55 per diluted share, in the second quarter of 2004.

          Net income was $26.72 million or $1.06 per share in the first six months of 2005, compared to net income of $27.99 million, or $1.11 per share in the first six months of 2004. This represented a decrease of 4.5% in both net income and earnings per share for the first six months of 2005, compared to the prior year. The returns on average assets and average equity during the first six months of 2005 were 1.42% and 11.0%, respectively, as compared to 1.45% and 12.1%, respectively, for the first six months of 2004.

          Second Quarter Operating Results

          Net income and earnings per share in the second quarter of 2005 decreased 4.7% and 3.6%, respectively, from the second quarter of 2004. The decreases in net income and earnings per share were attributable to lower net interest income, a modest increase in the provision for loan losses and slightly lower noninterest income. These decreases were partially offset by a slight decrease in operating expenses.

          Net interest income of $35.70 million in the second quarter of 2005 was $0.71 million, or 2.0%, lower than the second quarter of 2004. The decrease in net interest income was attributable to a decrease in average interest-earning assets that was partially offset by a modest increase in the net interest margin.

          Average interest-earning assets were $3.53 billion in the second quarter of 2005, down $106 million, or 2.9% from the second quarter of 2004. The decrease in average interest-earning assets between the second quarter of 2005 and the second quarter of 2004 was primarily the result of a decline in deposits, including brokered deposits. Average loans were $2.60 billion in the second quarter of 2005, up $45 million, or 1.8% from average loans in the second quarter of 2004.

          The net interest margin was 4.10% in the second quarter of 2005, compared to 4.07% in the second quarter of 2004. The modest increase in net interest margin was primarily attributable to a positive change in the mix of interest-earning assets and liabilities in the second quarter of 2005, as compared to the prior year quarter. In the second quarter of 2005, the average yield on interest-earning assets was 5.62%, compared to the average cost of interest-bearing liabilities of 1.98%. The average yield on interest-earning assets increased 42 basis points in the second quarter of 2005, as compared to the prior year quarter, while the average cost of interest-bearing liabilities increased 54 basis points during the same period. The increase in the average yield on interest-earning assets was primarily driven by the increase in the interest yield on variable rate commercial loans and home equity lines of credit tied to prime. The increase in the average cost of interest-bearing liabilities continued to result from rising deposit interest rates, which have been driven by the overall rise in short-term market interest rates and increased competition for deposits.

          The provision for loan losses in the second quarter of 2005 was $0.73 million, the same as in the first quarter of 2005, although slightly higher than the $0.66 million recorded in the second quarter of 2004. Net loan charge-offs were $1.079 million in the second quarter of 2005, compared to $0.725 million in the first quarter of 2005 and $0.60 million in the second quarter of 2004.

          Total noninterest income was $9.75 million in the second quarter of 2005, down $0.25 million or 2.5% from the second quarter of 2004. The Corporation experienced slight increases in a number of noninterest income categories, including trust and investment management services revenue, service charges on deposit accounts, and ATM and debit card revenue, although these increases were more than offset by a decrease in investment securities gains and a continued reduction in mortgage banking revenue. Mortgage banking revenue of $0.48 million in the second quarter of 2005 was approximately the same as the first quarter of 2005, although down $0.60 million, or 55%, from the second quarter of 2004.

          Operating expenses were $24.76 million in the second quarter of 2005, down $0.16 million, or 0.6%, from the second quarter of 2004, and down $0.22 million, or 0.9%, from the first quarter of 2005.

          The returns on average assets and average equity during the second quarter of 2005 were 1.41% and 10.8%, respectively, as compared to 1.44% and 11.9%, respectively, for the second quarter of 2004.

          Balance Sheet and Capital Position

          Total assets of the Corporation at June 30, 2005 were $3.722 billion, down $42 million or 1.1% from the $3.764 billion in total assets reported at December 31, 2004. Total deposits at June 30, 2005 were $2.824 billion, down $39 million, or 1.4% from the total deposits of $2.863 billion at December 31, 2004.

          Total loans were $2.654 billion at June 30, 2005, up $68 million, or 2.6% from total loans of $2.586 billion at December 31, 2004. The Corporation achieved a $39.6 million or 3.4% increase in commercial and commercial real estate loans, an $8.2 million or 6.8% increase in real estate construction loans, a $5.6 million or 0.7% increase in real estate residential loans and a $15.0 million or 2.8% increase in consumer loans during the six months ended June 30, 2005.

          As of June 30, 2005, the allowance for loan losses was $33.82 million or 1.27% of total loans, while nonperforming loans were $16.1 million or 0.61% of total loans. Net loan losses as a percentage of average total loans were 0.14% on an annualized basis during the six months ended June 30, 2005; slightly higher than the percentage for the twelve months ended December 31, 2004 of 0.11%. Nonperforming assets of $21.9 million at June 30, 2005, were up $5.06 million or 30% from December 31, 2004. The increase in nonperforming assets was largely attributable to two commercial real estate loans totaling $3.7 million. The Corporation does not expect any loss on these credits based on the collateral evaluation of these loans as of June 30, 2005. Nonperforming assets as a percentage of total assets were 0.59% as of June 30, 2005 compared to 0.45% as of December 31, 2004.

          Shareholders' equity at June 30, 2005 was $495 million or $19.68 per share and represented 13.3% of total assets. The Corporation's total risk-based capital and tangible equity to asset ratios were 17.7% and 11.6%, respectively, as of June 30, 2005.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's three subsidiary banks operate banking offices spread over 32 counties in the lower peninsula of Michigan.

          Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation and Subsidiaries

(In thousands)	June 30, 2005	December 31, 2004	June 30, 2004
Assets:
Cash and demand deposits due from banks	$105,261	$106,565	$114,743
Federal funds sold	5,000	34,500	60,700
Interest-bearing deposits with unaffiliated banks	5,804	5,869	9,931

Investment securities - available for sale	679,646	716,757	768,228
Investment securities - held to maturity	139,934	176,517	156,362
Total Investment Securities	819,580	893,274	924,590

Commercial loans	491,919	468,970	466,666
Real estate construction loans	129,144	120,900	132,956
Real estate commercial loans	714,393	697,779	655,053
Real estate residential loans	766,447	760,834	781,062
Consumer loans	552,100	537,102	553,237
Total Loans	2,654,003	2,585,585	2,588,974
Less: Allowance for loan losses	33,822	34,166	33,552
Net Loans	2,620,181	2,551,419	2,555,422

Premises and equipment	46,165	47,577	48,077
Intangible assets	73,031	74,421	75,683
Other assets	47,078	50,500	52,593
Total Assets	$3,722,100	$3,764,125	$3,841,739

Liabilities and Shareholders' Equity:
Noninterest-bearing deposits	$531,667	$555,287	$551,087
Interest-bearing deposits	2,292,512	2,308,186	2,408,162
Total Deposits	2,824,179	2,863,473	2,959,249
Other borrowings - short term	106,781	101,834	95,371
Interest payable and other liabilities	27,526	28,986	33,569
FHLB borrowings	268,959	284,996	285,191
Total Liabilities	3,227,445	3,279,289	3,373,380

Shareholders' Equity:
Common stock, $1 par value	25,138	25,169	23,944
Surplus	377,854	378,694	333,475
Retained earnings	93,650	80,266	110,054
Accumulated other comprehensive income/(loss)	(1,987)	707	886
Total Shareholders' Equity	494,655	484,836	468,359
Total Liabilities and Shareholders' Equity	$3,722,100	$3,764,125	$3,841,739

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation and Subsidiaries

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2005	2004	2005	2004
Interest Income:
Interest and fees on loans	$40,221	$37,481	$79,032	$74,959
Interest on investment securities:
Taxable	7,728	8,276	15,509	17,152
Nontaxable	522	526	1,012	1,091
Total Interest on Investment Securities	8,250	8,802	16,521	18,243
Interest on federal funds sold	251	202	904	403
Interest on deposits with unaffiliated banks	290	98	515	163
Total Interest Income	49,012	46,583	96,972	93,768

Interest Expense:
Interest on deposits	10,478	7,523	19,671	15,214
Interest on other borrowings - short term	445	103	793	199
Interest on FHLB borrowings	2,391	2,548	4,863	5,124
Total Interest Expense	13,314	10,174	25,327	20,537
Net Interest Income	35,698	36,409	71,645	73,231
Provision for loan losses	730	661	1,460	1,407
Net Interest Income after
Provision for Loan Losses	34,968	35,748	70,185	71,824

Noninterest Income:
Service charges on deposit accounts	5,014	4,757	9,730	9,311
Trust & investment management services revenue	2,055	1,871	4,072	3,780
Other charges and fees for customer services	1,908	1,806	3,596	3,354
Mortgage banking revenue	481	1,080	970	1,860
Investment securities gains	82	267	1,171	1,250
Other	213	224	394	412
Total Noninterest Income	9,753	10,005	19,933	19,967

Operating Expenses:
Salaries and employee benefits	14,658	14,693	29,238	29,494
Occupancy and equipment	4,517	4,440	9,273	9,284
Other	5,588	5,787	11,235	11,302
Total Operating Expenses	24,763	24,920	49,746	50,080
Income Before Income Taxes	19,958	20,833	40,372	41,711
Federal income taxes	6,743	6,967	13,653	13,726
Net Income	$13,215	$13,866	$26,719	$27,985

Net income per share:
Basic	$0.53	$0.55	$1.06	$1.11
Diluted	0.53	0.55	1.06	1.11

Cash dividends per share	$0.265	$0.252	$0.530	$0.505

Average shares outstanding:
Basic	25,152	25,131	25,167	25,109
Diluted	25,200	25,209	25,224	25,198

Chemical Financial Corporation Announces Second Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Average Balances
Total assets	$3,760,798	$3,876,665	$3,791,253	$3,877,963
Total interest-earning assets	3,527,087	3,632,968	3,556,211	3,628,558
Total loans	2,604,615	2,559,608	2,590,054	2,538,344
Total deposits	2,892,240	3,001,871	2,910,691	3,009,285
Total shareholders' equity	490,813	469,366	489,194	466,317

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Key Ratios (annualized where applicable)
Net interest margin	4.10%	4.07%	4.11%	4.09%
Efficiency ratio	54.0%	53.3%	54.4%	53.6%
Return on average assets	1.41%	1.44%	1.42%	1.45%
Return on average shareholders' equity	10.8%	11.9%	11.0%	12.1%
Average shareholders' equity as a
percent of average assets	13.1%	12.1%	12.9%	12.0%
Tangible shareholders' equity as a
percent of total assets			11.6%	10.4%
Total risk-based capital ratio			17.7%	16.9%

	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Credit Quality Statistics
Nonaccrual loans	$8,639	$7,823	$8,397	$5,787	$5,413
Loans 90 or more days past due
and still accruing	7,426	2,914	1,653	5,914	5,488
Total nonperforming loans	16,065	10,737	10,050	11,701	10,901
Repossessed assets acquired (RAA)	5,848	6,544	6,799	6,924	7,344
Total nonperforming assets	21,913	17,281	16,849	18,625	18,245
Net loan charge offs - year-to-date	1,804	725	2,832	1,658	1,034

Allowance for loan losses as a
percent of total loans	1.27%	1.33%	1.32%	1.29%	1.30%
Allowance for loan losses as a
percent of nonperforming loans	211%	318%	340%	288%	308%
Nonperforming loans as a
percent of total loans	0.61%	0.42%	0.39%	0.45%	0.42%
Nonperforming assets as a
percent of total loans plus RAA	0.82%	0.67%	0.65%	0.71%	0.70%
Net loan charge-offs as a percent of
average loans - year-to-date (annualized)	0.14%	0.11%	0.11%	0.09%	0.08%

	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Additional Data
Goodwill	$63,293	$63,293	$63,293	$63,293	$63,293
Core deposits and other intangibles	6,797	7,324	7,931	8,572	9,138
Mortgage servicing rights (MSR),
net of MSR impairment reserve	2,941	3,111	3,197	3,441	3,252
MSR impairment reserve	-	-	-	-	443
Amortization of intangibles	793	800	948	931	1,079

Chemical Financial Corporation Announces Second Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)

	2nd Qtr. 2005	1st Qtr. 2005	4th Qtr. 2004	3rd Qtr. 2004	2nd Qtr. 2004
Summary of Operations
Interest income	$49,012	$47,960	$48,164	$47,318	$46,583
Interest expense	13,314	12,013	10,914	10,165	10,174
Net interest income	35,698	35,947	37,250	37,153	36,409
Provision for loan losses	730	730	1,711	701	661
Net interest income after provision
for loan losses	34,968	35,217	35,539	36,452	35,748
Noninterest income	9,753	10,180	9,739	9,623	10,005
Noninterest expense	24,763	24,983	23,890	24,499	24,920
Income taxes	6,743	6,910	6,987	7,280	6,967
Net income	13,215	13,504	14,401	14,296	13,866

Per Common Share Data
Net income:
Basic	$0.53	$0.54	$0.57	$0.58	$0.55
Diluted	0.53	0.53	0.57	0.57	0.55
Cash dividends	0.265	0.265	0.252	0.252	0.252
Book value	19.68	19.32	19.26	19.04	18.63